Exhibit 10.4

Execution Version

THIRD AMENDED AND RESTATED SECURITY AGREEMENT

THIS THIRD AMENDED AND RESTATED SECURITY AGREEMENT (this “Agreement”), dated as of July 26, 2023 is made by and among Par Hawaii Refining, LLC, a Hawaii limited liability company (the “Company”), U.S. Bank Trust Company, National Association, as collateral agent for the Secured Parties referred to below (in such capacity, together with its successors and assigns, “Collateral Agent”), J. Aron & Company LLC, a New York limited liability company (the “S&O Agent”), and MUFG Bank, Ltd., as administrative agent for the LC Secured Parties referred to below (in such capacity, together with its successors and assigns, the “LC Facility Agent”).

WHEREAS, the Company owns and operates the Refinery for the processing and refining of Crude Oil and other feedstocks and the recovery therefrom of refined products;

WHEREAS, the Company and the S&O Agent entered into a Supply and Offtake Agreement, dated as of June 1, 2015, providing for a supply and offtake transaction under which the S&O Agent agreed to supply Crude Oil to the Company to be processed at the Refinery and purchase all Products from the Company produced at the Refinery (as amended or otherwise modified from time to time, the “Original S&O Agreement”), which was amended and restated by the First Amended and Restated Supply and Offtake Agreement, dated as of December 21, 2017 (the “First Amended and Restated S&O Agreement”), between the Company and the S&O Agent and further amended and restated on June 1, 2021 (as amended or otherwise modified prior to the date hereof, the “Second Amended and Restated S&O Agreement”);

WHEREAS, as a condition precedent to the S&O Agent’s obligations under the Original S&O Agreement, the Company and the S&O Agent entered into a Pledge and Security Agreement dated as of June 1, 2015 (the “Original Pledge and Security Agreement”), which was amended and restated on December 21, 2017 (as amended or otherwise modified prior to the date hereof, the “First Amended and Restated Pledge and Security Agreement”) in connection with First Amended and Restated S&O Agreement and further amended and restated on June 1, 2021 (as amended or otherwise modified prior to the date hereof, the “Second Amended and Restated Pledge and Security Agreement”) in connection with Second Amended and Restated S&O Agreement;

WHEREAS, the Company desires to enter into the Uncommitted Credit Agreement, by and among the Company, the LC Facility Agent, the banks and other financial institutions from time to time party thereto (collectively, with the LC Facility Agent, in their roles as lenders and as letter of credit issuers, the “LC Facility Lenders”), and the Collateral Agent (as amended or otherwise modified from time to time, the “LC Facility Agreement”) pursuant to which the LC Facility Lenders will provide the Company an uncommitted senior secured revolving loan and letter of credit facility;

WHEREAS, the Company and the S&O Agent desire to amend the S&O Agreement to permit the transactions contemplated by the LC Facility Agreement (such amendment, the “S&O Agreement Amendment”); and

WHEREAS, in connection with, and as conditions to, the transactions contemplated by the S&O Agreement Amendment and the LC Facility Agreement, (i) the Company and the S&O Agent desire to amend and restate the Second Amended and Restated Pledge and Security Agreement to provide for, among other things, an assignment of the S&O Agent’s rights thereunder to the Collateral Agent, the division of the Collateral into the S&O Priority Collateral and the LC Priority Collateral and the appointment of a sub-collateral agent with respect to each such portion of the Collateral; and (ii) the Company, the S&O Agent, the LC Facility Agent and the Collateral Agent will enter into the Collateral Agency and Intermediation Rights Agreement, dated as of the date hereof (as amended or otherwise modified from time to time, the “Collateral Agency Agreement”) pursuant to which the rights and obligations of the S&O Agent and the LC Facility Agent, for the benefit of the LC Secured Parties, and the relative priorities of the liens granted hereunder to the Collateral Agent in favor of the S&O Agent and the LC Facility Agent for the benefit of the LC Secured Parties (including with respect to each such portion of the Collateral), will be set forth.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1    Definitions; Interpretation; Amendment and Restatement; Assignment to the Collateral Agent.

(a)    Terms Defined in S&O Agreement. Subject to Section 1(c), all capitalized terms used in this Agreement (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the S&O Agreement.

(b)    Certain Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Accounts” means any and all of the Company’s accounts, as such term is defined in Section 9-102 of the UCC.

“Agents” means the Collateral Agent, the LC Facility Agent, the S&O Agent and each Sub-Collateral Agent.

“Books” means all books, records, supplies, customer lists and other written, electronic or other documentation in whatever form maintained now or hereafter by or for the Company in connection with the ownership of its assets or the conduct of its business or evidencing or containing information relating to the Collateral, including: (i) ledgers; (ii) records indicating, summarizing, or evidencing the Company’s assets (including Inventory and Rights to Payment), business operations or financial condition; (iii) computer programs and software; (iv) computer discs, tapes, files, manuals, spreadsheets; (v) computer printouts and output of whatever kind; (vi) any other computer prepared or electronically stored, collected or reported information and Equipment of any kind; and (vii) any and all other rights now or hereafter arising out of any contract or agreement between the Company and any service bureau, computer or data processing company or other Person charged with preparing or maintaining any of the Company’s books or records or with credit reporting, including with regard to the Company’s Accounts.

“Chattel Paper” means any and all of the Company’s chattel paper, as such term is defined in Section 9-102 of the UCC, including all Electronic Chattel Paper.

“Collateral” has the meaning set forth in Section 2(a).

“Collateral Agency Agreement” has the meaning specified in the recitals hereto.

“Collection Account” means any deposit account, including the J. Aron Crude Oil Provisional Payment Account and the FOB Trade Collateral Account, in the name of the Company held by MUFG Bank, Ltd., in its capacity as depositary bank, that is an account (A) into which (1) the S&O Agent shall pay all or any portion of any J. Aron Payment Obligation that becomes payable to such account in accordance with the terms of the Secured Transaction Documents, and (2) the Company shall pay or cause to be paid any amounts it is obligated to pay as cash collateral with respect to any Letter of Credit (as defined in the LC Facility Agreement) issued under the LC Facility Agreement and (B) from which the Company may pay amounts owing to a Third Party Supplier under each related LC Eligible Refinery Procurement Contract.

“Commercial Tort Claims” means any and all of the Company’s commercial tort claims, as such term is defined in Section 9-102 of the UCC, including any described in Schedule 1.

“Control Agreement” means any control agreement or other agreement with any securities intermediary, bank or other Person establishing the Collateral Agent’s or the applicable Sub-Collateral Agent’s control with respect to any Deposit Accounts, Letter-of-Credit Rights or Investment Property, for purposes of Article 8 or Sections 9-104, 9-106 and 9-107 of the UCC.

“Controlled Account” means any Deposit Account or securities account of the Company that is subject to a Control Agreement in form and substance satisfactory to the applicable Sub-Collateral Agent and, if the Collateral Agent is party thereto, the Collateral Agent.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” has the meaning set forth in the Collateral Agency Agreement.

“Deposit Account” means any deposit account, as such term is defined in Section 9-102 of the UCC, maintained by or for the benefit of the Company, whether or not restricted or designated for a particular purpose; provided, however, the term “Deposit Account” shall exclude the Excluded Accounts and the Collection Accounts.

“Documents” means any of the Company’s documents, as such term is defined in Section 9-102 of the UCC, including without limitation, any Documents of Title.

“Documents of Title” means any and all of the Company’s documents of title as such term is defined in Section 1-201 of the UCC.

“Electronic Chattel Paper” means any and all of the Company’s electronic chattel paper, as such term is defined in Section 9-102 of the UCC.

“Equipment” means any and all of the Company’s equipment, including any and all fixtures, as such terms are defined in Section 9-102 of the UCC.

“Event of Default” has the meaning set forth in the Collateral Agency Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means: (i) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Company’s employees (including, without limitation, pension fund accounts and 401(k) accounts), (ii)any Deposit Account exclusively used for the posting of cash collateral to support obligations arising under cash-collateralized letters of credit or exposure from Hedging Agreements permitted under this Agreement and the S&O Agreement, and (iii) any Term Loan Collateral Account.

“Excluded Assets” means (i) any property (other than equipment or inventory), including any contract, lease, permit, license, license agreement, other agreement or instrument to which the Company is a party or any of its rights or interests thereunder, solely to the extent that the grant of a security interest in such property (A) is prohibited by Applicable Law, (B) requires a consent of any Governmental Authority pursuant to Applicable Law that has not been obtained, or (C) is prohibited by, or constitutes a breach or default under, or results in the termination of or requires any consent not obtained under, any such contract, lease, permit, license, license agreement, other agreement or instrument, or Applicable Law with respect thereto, evidencing, governing, or giving rise to such property; provided that this clause (i) shall not include (x) any contract or other agreement relating to Specified Government Accounts or (y) any contract or other agreement in respect of Inventory, including, but not limited to Crude Oil and Products, (ii) any trademarks, trade names and other intellectual property, (iii) Accounts constituting identifiable proceeds of the Term Loan Collateral, (iv) Equity Interests in any Subsidiary of the Company, (v) Excluded Accounts, and (vi) all RINs and all Environmental Credits and catalyst of the Company; provided, however, that (x) with respect to any property that constitutes Excluded Assets solely by operation of clause (i) of this sentence, the Collateral shall include and such security interest shall automatically attach to such property immediately at such time as such prohibition, breach, default, termination (or right of termination) would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law, and (y) any such property shall cease to constitute Excluded Assets at such time as the condition causing such prohibition, breach, default, termination (or right of termination) no longer exists and, in each case, to the extent severable, the security interest therein shall attach immediately to any portion of such property that would not result in the above specified consequences and are not subject to such prohibitions specified in this proviso.

“First Amended and Restated Pledge and Security Agreement” has the meaning specified in the recitals hereto.

“First Amended and Restated S&O Agreement” has the meaning specified in the recitals hereto.

“FOB Trade Collateral Account” has the meaning set forth in the LC Facility Agreement.

“General Intangibles” means any and all of the Company’s general intangibles, as such term is defined in Section 9-102 of the UCC.

“Goods” means any and all of the Company’s goods, as such term is defined in Section 9-102 of the UCC.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under Debtor Relief Laws.

“Instruments” means any and all of the Company’s instruments, as such term is defined in Section 9-102 of the UCC.

“Inventory” means any of the Company’s inventory, as such term is defined in Section 9-102 of the UCC.

“Investment Property” means any of the Company’s investment property, as such term is defined in Section 9-102 of the UCC.

“J. Aron Crude Oil Provisional Payment Account” has the meaning set forth in the LC Facility Agreement.

“J. Aron Payment Obligations” has the meaning set forth in the LC Facility Agreement.

“LC Credit Documents” means the “Credit Documents” under, and as defined in, the LC Facility Agreement.

“LC Facility Agent” has the meaning specified in the preamble hereto.

“LC Facility Agreement” has the meaning specified in the recitals hereto.

“LC Facility Lenders” has the meaning specified in the recitals hereto.

“LC Priority Collateral” has the meaning set forth in Section 2(b)(ii).

“LC Secured Parties” means “Secured Parties” as defined in the LC Facility Agreement.

“Letter-of-Credit Rights” means any and all of the Company’s letter-of-credit rights, as such term is defined in Section 9-102 of the UCC.

“Lien” means any security interest, lien, encumbrance, charge or other claim of any nature.

“Original Pledge and Security Agreement” has the meaning specified in the recitals hereto.

“Original S&O Agreement” has the meaning specified in the recitals hereto.

“Pledged Collateral” means any and all (i) Investment Property of the Company constituting Collateral; (ii) Instruments constituting Collateral; (iii) Documents constituting Collateral; (iv) securities, property, interest, dividends and other payments and distributions issued as an addition to, in redemption of, in renewal or exchange for, in substitution or upon conversion of, or otherwise on account of, any of the foregoing; (v) certificates and instruments now or hereafter representing or evidencing any of the foregoing; (vi) rights, interests and claims with respect to the foregoing, including under any and all related agreements, instruments and other documents, and (vii) cash and non-cash proceeds of any of the foregoing, in each case whether presently existing or owned or hereafter arising or acquired and wherever located, and as from time to time received or receivable by, or otherwise paid or distributed to or acquired by, the Company; provided that Pledged Collateral shall not include at any time any Equity Interests in any Subsidiary of the Company.

“Priority Collateral” shall mean, (i) with respect to the LC Facility Agent, the LC Priority Collateral, (ii) with respect to the S&O Agent, the S&O Priority Collateral and (iii) with respect to the Collateral Agent, all of the Collateral.

“Proceeds” means all proceeds, as such term is defined in Section 9-102 of the UCC.

“Proceeds Account” has the meaning set forth in Section 10(b).

“Related Party” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Rights to Payment” means any and all of the Company’s Accounts constituting Collateral and any and all of the Company’s rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under or with respect to its Chattel Paper, Documents, General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights, Proceeds and Supporting Obligations, in each case, to the extent constituting Collateral.

“Second Amended and Restated Pledge and Security Agreement” has the meaning specified in the recitals hereto.

“Second Amended and Restated S&O Agreement” has the meaning specified in the recitals hereto.

“S&O Agreement” has the meaning specified in the recitals hereto.

“S&O Priority Collateral” means that portion of the Collateral that does not constitute LC Priority Collateral.

“S&O Transaction Documents” means the “Transaction Documents” under and as defined in the S&O Agreement.

“Secured LC Obligations” means the “Obligations” as defined in the LC Facility Agreement.

“Secured Obligations” means, collectively, the Secured LC Obligations and the Secured S&O Obligations, together with any amounts owing to the Collateral Agent pursuant to the LC Facility Agreement, the Collateral Agency Agreement or any other Secured Transaction Document.

“Secured Parties” has the meaning set forth in the Collateral Agency Agreement.

“Secured S&O Obligations” means the “Obligations” as defined in the S&O Agreement.

“Secured Transaction Documents” has the meaning set forth in the Collateral Agency Agreement.

“Sub-Collateral Agent” has the meaning given to such term in the Collateral Agency Agreement.

“Supporting Obligations” means all supporting obligations, as such term is defined in Section 9-102 of the UCC.

“Term Loan Collateral” means the “Collateral” (as defined in the Term Loan Security Agreement as in effect as of the date hereof).

“Term Loan Collateral Account” means any Collateral Account (as defined in the Term Loan Agreement as in effect as of the date hereof).

“Term Loan Security Agreement” means the Guaranty and Security Agreement, dated as of February 28, 2023, among Par LLC, the Company, the other grantors party thereto and the Term Loan Agent.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York.

(c)    Terms Defined in UCC. Where applicable and except as otherwise defined herein, terms used in this Agreement shall have the meanings assigned to them in the UCC; provided, however, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 shall govern.

(d)    Interpretation.

(i)    Unless otherwise specified, reference to, and the definition of any document (including this Agreement) shall be deemed a reference to such document as may be, amended, supplemented, revised or modified from time to time.

(ii)    Unless otherwise specified, all references to an “Article,” “Section,” or Schedule” are to an Article or Section hereof or a Schedule attached hereto.

(iii)    All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.

(iv)    Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.

(v)    Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.

(vi)    Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the party at issue, which shall not be unreasonably withheld, delayed or conditioned.

(vii)    A reference to any party to this Agreement or another agreement or document includes the party’s permitted successors and assigns.

(viii)    Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.

(ix)    Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

(x)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(xi)    The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(xii)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise specified.

(e)    Amendment and Restatement. This Agreement amends and restates the Second Amended and Restated Pledge and Security Agreement. Subject to clause (f) below, the obligations of the Company under the Second Amended and Restated Pledge and Security Agreement and the grant of security interest in the Collateral by the Company under the Second Amended and Restated Pledge and Security Agreement shall continue under this Agreement but solely to the extent of the security interest in the Collateral as defined in this Agreement, and, to such extent, shall not in any event be terminated, extinguished or annulled, but shall hereafter be governed by this Agreement. All references to the Second Amended and Restated Pledge and Security Agreement in any Transaction Document (other than this Agreement) or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.

(f)    Assignment to the Collateral Agent. Effective as of the date hereof, the S&O Agent hereby assigns, without recourse, representation or warranty of any kind, to the Collateral Agent (for the benefit of the Secured Parties) all of the right, title and interest of the S&O Agent in, to and under the Collateral granted to the S&O Agent under the Second Amended and Restated Pledge and Security Agreement. The Collateral Agent hereby accepts such assignment, provided that the Collateral Agent assumes no duties, obligations or liabilities whatsoever in respect of the Second Amended and Restated Pledge and Security Agreement.

SECTION 2    Security Interest.

(a)    Grant of Security Interest. As security for the payment and performance of the Secured Obligations, subject to clause (b) below, the Company hereby grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in all of the Company’s right, title and interest in, to and under the following personal property of the Company, wherever located and whether now existing or owned or hereafter acquired or arising (collectively, the “Collateral”): (i) all Inventory, including, but not limited to Crude Oil and Products; (ii) all Accounts; (iii) all Investment Property, Chattel Paper, General Intangibles, Commercial Tort Claims, Documents and Instruments, in each case, to the extent relating to the items described in clauses (i) and (ii); (iv) all Deposit Accounts, the Collection Accounts and cash and cash equivalents; (v) all Books relating to clauses (i) through (iv); and (vi) all Proceeds of (including (1) products and (2) proceeds of business interruption and other insurance), and Supporting Obligations (including Letter-of-Credit Rights) with respect to any of the foregoing; provided, however, that notwithstanding any other provision set forth in this Section 2, this Agreement shall not at any time constitute a grant of a security interest in any property that is, at such time, an Excluded Asset, and the term “Collateral” and each of the defined terms incorporated therein shall exclude the Excluded Assets.

(b)    LC Priority Collateral and S&O Priority Collateral.

(i)    The Collateral consists of the LC Priority Collateral and the S&O Priority Collateral.

(ii)    The “LC Priority Collateral” consists of all of the Company’s right, title and interest in, to and under the following personal property of the Company, wherever located and whether now existing or owned or hereafter acquired or arising: (1) all Crude Oil inventory (and all cash proceeds thereof) on an ocean-going vessel evidenced by negotiable bills of lading, a full set of which has been issued to the order of, or properly endorsed to, the Collateral Agent or Sub-Collateral Agent (and all cash proceeds thereof), and for the purchase of which a Letter of Credit (as defined in the LC Facility Agreement) was issued or Revolving Credit Loan (as defined in the LC Facility Agreement) was made, (2) all Crude Oil inventory (and all cash proceeds thereof) (x) to which the Company has title; (y) which has been purchased pursuant to the terms of an LC Eligible Refinery Procurement Contract and (z) which has not yet passed the Crude Intake Point following its discharge at the SPM (clauses (1) and (2) collectively, the “Procurement Contract Inventory”); (3) all Investment Property, Chattel Paper, General Intangibles, Commercial Tort Claims, Documents and Instruments, in each case, to the extent relating to any Procurement Contact Inventory; (4) all J. Aron Payment Obligations, (5) the Collection Accounts and all amounts deposited from time to time therein; (6) all Books and other materials relating to clauses (1), (2), (3), (4) and (5) above; and (7) all Proceeds of and Supporting Obligations with respect to, and replacements, additions to, increases of, substitutions for, accessions of, and property necessary for the operation of, any of the foregoing (including, without limitation, insurance proceeds payable as a result of loss or damage to the foregoing and any proceeds thereunder, refunds of unearned premiums of any such insurance policy and claims against third parties (other than any insurance proceeds in respect of business interruption insurance)); provided that in no event shall LC Priority Collateral include Proceeds of S&O Priority Collateral.

(iii)    The “S&O Priority Collateral” consists of all Collateral other than the LC Priority Collateral.

(c)    Collection Account; Deposit Accounts.

(i)    With respect to the Collection Accounts: (1) as of the date hereof, the Collateral Agent designates the LC Facility Agent as sub-collateral agent therefor and the Sub-Collateral Agent, the Company and MUFG Bank, Ltd., New York Branch have entered into an account control agreement, in form and substance satisfactory to the LC Facility Agent (the “Collection Account DACA”), as a result of which the security interest in the Collection Accounts granted to the Sub-Collateral Agent has been perfected and (2) in the case of any enforcement by the Collateral Agent following an Event of Default (as defined in the Collateral Agency Agreement), the proceeds of such Collection Account shall be applied in accordance with Section 2.01(a) of the Collateral Agency Agreement.

(ii)    With respect to the Deposits Accounts (excluding, for the avoidance of doubt, the Collection Accounts): (1) as of the date hereof, the Collateral Agent designates the S&O Agent as sub-collateral agent therefor, and any account control agreements, in form and substance satisfactory to the S&O Agent (the “Deposit Account DACAs”), that have been or are hereafter entered into by the S&O Agent, the Company and the depository banks at which such Deposit Accounts are maintained shall result in the perfection of the security interest granted to the Collateral Agent in such Deposit Accounts and (2) in the case of any enforcement by the Collateral Agent following an Event of Default (as defined in the Collateral Agency Agreement), the proceeds of such Deposit Accounts shall be applied in accordance with Section 2.01(b) of the Collateral Agency Agreement.

(d)    Company Remains Liable. Anything herein to the contrary notwithstanding, (i) the Company shall remain liable under any contracts, agreements and other documents included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent, any Sub-Collateral Agent or any Secured Party of any of the rights granted to the Secured Parties hereunder or under any other S&O Transaction Document or LC Credit Document shall not release the Company from any of its duties or obligations under any such contracts, agreements and other documents included in the Collateral, and (iii) no Secured Party shall have any obligation or liability under any such contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall any Secured Party be obligated to perform any of the obligations or duties of the Company thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.

(e)    Continuing Security Interest. The Company agrees that this Agreement shall create a continuing security interest in the Collateral which shall remain in effect until terminated in accordance with Section 24.

(f)    Acknowledgment Agreement. The Company acknowledges and agrees that nothing in this Agreement limits any Secured Party’s rights under the Acknowledgment Agreement.

(g)    Collateral Agency Agreement. The Company acknowledges and agrees that the S&O Agent, the LC Facility Agent, the Collateral Agent and the Company are parties to the Collateral Agency Agreement and that nothing in this Agreement limits any Secured Party’s rights under the Collateral Agency Agreement. The rights of each of the parties hereunder, including without limitation any rights to the proceeds of any Collateral or the priority of claims of the Secured Parties with respect to any Collateral, shall be subject in all respects to the rights, obligations and priorities set forth in the Collateral Agency Agreement.

(h)    S&O Agent. Pursuant to Section 4.02 of the Collateral Agency Agreement, and without limiting the rights of the S&O Agent thereunder, the Collateral Agent hereby appoints the S&O Agent as Sub-Collateral Agent in respect of the S&O Priority Collateral for all purposes hereunder and the other applicable Secured Transaction Documents, including with respect to the covenants, rights and remedies set forth herein and therein and the Company acknowledges and agrees that, with respect to the S&O Priority Collateral, all provisions hereof and the other applicable Secured Transaction Documents shall apply to the S&O Agent as Sub-Collateral Agent to the same extent as they apply to the Collateral Agent with respect to the Collateral. The parties further agree that such appointment shall be irrevocable (unless otherwise expressly agreed by the S&O Agent in writing) and that, so long as such appointment is in effect, the S&O Agent, as Sub-Collateral Agent, shall have the exclusive right, power and authority to exercise all rights and remedies hereunder and under the other applicable Secured Transaction Documents with respect to the S&O Priority Collateral and, to the extent reasonably requested by the S&O Agent acting in such capacity and subject in all respects to the Collateral Agency Agreement, the Collateral Agent shall cooperate with the S&O Agent in its exercise of such rights and remedies. Subject to the Collateral Agency Agreement, the S&O Agent may take any action permitted to be taken by it or the Collateral Agent with respect to the S&O Priority Collateral and provisions applicable to the Collateral Agent in its capacity as collateral agent (including all indemnifications, exculpations, liability limitations and expenses reimbursements) shall apply to the S&O Agent with respect to the S&O Priority Collateral to the same extent that such provisions apply to the Collateral Agent with respect to the Collateral.

(i)    LC Facility Agent. Pursuant to Section 4.02 of the Collateral Agency Agreement, and without limiting the rights of the LC Facility Agent thereunder, the Collateral Agent hereby appoints the LC Facility Agent as Sub-Collateral Agent in respect of the LC Priority Collateral for all purposes hereunder and the other applicable Secured Transaction Documents, including with respect to the covenants, rights and remedies set forth herein and therein and the Company acknowledges and agrees that, with respect to the LC Priority Collateral, all provisions hereof and the other applicable Secured Transaction Documents shall apply to the LC Facility Agent as Sub-Collateral Agent to the same extent as they apply to the Collateral Agent with respect to the Collateral. The parties further agree that such appointment shall be irrevocable (unless otherwise expressly agreed by the LC Facility Agent in writing) and that, so long as such appointment is in effect, the LC Facility Agent, as Sub-Collateral Agent, shall have the exclusive right, power and authority to exercise all rights and remedies hereunder and under the other applicable Secured Transaction Documents with respect to the LC Priority Collateral and, to the extent reasonably requested by the LC Facility Agent acting in such capacity and subject in all respects to the Collateral Agency Agreement, the Collateral Agent shall cooperate with the LC Facility Agent in its exercise of such rights and remedies. Subject to the Collateral Agency Agreement, the LC Facility Agent may take any action permitted to be taken by it or the Collateral Agent with respect to the LC Priority Collateral and provisions applicable to the Collateral Agent in its capacity as collateral agent (including all indemnifications, exculpations, liability limitations and expenses reimbursements) shall apply to the LC Facility Agent with respect to the LC Priority Collateral to the same extent that such provisions apply to the Collateral Agent with respect to the Collateral.

SECTION 3    Perfection and Priority.

(a)    Financing Statements, Etc. Subject to the terms of the Collateral Agency Agreement, the Company hereby authorizes any Secured Party to file at any time and from time to time any financing statements describing the Collateral, and the Company shall execute and deliver to any Secured Party, and the Company hereby authorizes any Secured Party to file (with or without the Company’s signature) at any time and from time to time, all amendments to financing statements, continuation financing statements, termination statements, assignments, affidavits, reports, notices and all other documents and instruments, in form satisfactory to such Secured Party, as such Secured Party may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of the Collateral Agent’s security interest in the Collateral and to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, the Company (i) ratifies and authorizes the filing by any Secured Party of any financing statements filed with respect to the Collateral prior to the date hereof and (ii) shall from time to time take the actions specified in subsections (b) through (g) below.

(b)    Instrument Collateral. Anything to the contrary notwithstanding, so long as no Event of Default shall have occurred and be continuing, (i) the Company may retain for collection in the ordinary course any Instruments received by the Company in the ordinary course of business, and the Collateral Agent or applicable Sub-Collateral Agent shall, promptly upon request of the Company, make appropriate arrangements for making any other Instruments constituting Collateral available to the payor of any such Instrument for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent required under Applicable Law to continue perfected the Collateral Agent’s or applicable Sub-Collateral Agent’s security interest hereunder in such Instruments, against trust receipt or like document), and (ii) the Company may retain any additional Pledged Collateral consisting of Instruments that is not LC Priority Collateral, as long as the aggregate amount of any such Instruments so retained by the Company shall not exceed $1,000,000 or as otherwise provided in the LC Credit Documents with respect to LC Priority Collateral.

(c)    Transfer of Security Interest Other Than by Delivery. If for any reason Pledged Collateral cannot be delivered to or for the account of the applicable Sub-Collateral Agent as provided in subsection 3(b), the Company shall promptly take such other steps as may be necessary or as shall be reasonably requested from time to time by the applicable Sub-Collateral Agent to effect a transfer of a perfected first priority security interest in and pledge of the Pledged Collateral to such Sub-Collateral Agent pursuant to the UCC. To the extent practicable, the Company shall thereafter deliver the Pledged Collateral to or for the account of the applicable Sub-Collateral Agent as provided in subsection 3(b).

(d)    Documents, Etc. The Company shall deliver to the applicable Sub-Collateral Agent, or an agent designated by it, appropriately endorsed or accompanied by appropriate instruments of transfer or assignment, all Documents and Chattel Paper, and all other Rights to Payment at any time evidenced by promissory notes, bills of lading, trade acceptances or other instruments, in each case, to the extent constituting Collateral and not already delivered hereunder pursuant to this Section 3; provided, however, that unless an Event of Default shall have occurred and be continuing, the Company shall not be required to deliver any Document, Chattel Paper, promissory note, bill of lading, trade acceptance or other instrument, as long as the aggregate amount of any such Collateral so retained by the Company shall not exceed $1,000,000. Except as otherwise expressly required by the LC Facility Agreement, upon the request of the Collateral Agent or applicable Sub-Collateral Agent, the Company shall mark all Documents and Chattel Paper constituting Collateral with such legends as such Collateral Agent or Sub-Collateral Agent shall reasonably specify.

(e)    Bailees. Any Person (other than the Collateral Agent) at any time and from time to time holding all or any portion of the Collateral shall be deemed to, and shall, hold the Collateral as the agent of, and as pledge holder for, the Collateral Agent for the benefit of the Secured Parties. At any time and from time to time, the Collateral Agent may give notice to any such Person holding all or any portion of the Collateral that such Person is holding the Collateral as the agent and bailee of, and as pledge holder for, the Collateral Agent, and obtain such Person’s written acknowledgment thereof. Without limiting the generality of the foregoing, the Company will join with the Collateral Agent in notifying any Person who has possession of any Collateral of the Collateral Agent’s security interest therein and obtaining an acknowledgment from such Person that it is holding the Collateral for the benefit of the Collateral Agent.

(f)    Control. The Company shall cause all Deposit Accounts and securities accounts (other than Excluded Accounts) to be Controlled Accounts, and the Company will cooperate with the Collateral Agent and Sub-Collateral Agents in obtaining control (as defined in the UCC) of Collateral consisting of any Deposit Accounts, Electronic Chattel Paper, Investment Property (excluding the Equity Interests of any Subsidiary) or Letter-of-Credit Rights, including delivery of Control Agreements, as the Collateral Agent or any Sub-Collateral Agent may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of the Collateral Agent’s security interest in such Collateral.

(g)    J. Aron Payment Obligations. Concurrently with the issuance by Aron of an Aron Acceptance Email as provided in Section 5.13(a) of the Supply and Offtake Agreement, the J. Aron Payment Obligation under the LC Related Aron Procurement Contract resulting therefrom shall automatically and without any further action of any party hereto be deemed collaterally assigned to the Collateral Agent and constitute part of the LC Priority Collateral hereunder. No further notifications shall be required to be given to any party hereto in connection with the effectiveness of such collateral assignment.

SECTION 4    Representations and Warranties. So long as any of the Secured Obligations (other than contingent indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time) remain unsatisfied, the Company represents and warrants to the Collateral Agent for the benefit of the Secured Parties and the S&O Agent that:

(a)    Location of Chief Executive Office and Collateral. The Company’s chief executive office and principal place of business (as of the date hereof) is located at the address set forth in Schedule 1, and all other locations (as of the date hereof) where the Company conducts business or Collateral is kept are set forth in Schedule 1.

(b)    Locations of Books. All locations where Books pertaining to the Rights to Payment are kept, including all Equipment necessary for accessing such Books and the names and addresses of all service bureaus, computer or data processing companies and other Persons keeping any Books or collecting Rights to Payment for the Company, are set forth in Schedule 1.

(c)    Jurisdiction of Organization and Names. The Company’s jurisdiction of organization is set forth in Schedule 1; and the Company’s exact legal name is as set forth in the first paragraph of this Agreement. All trade names and trade styles under which the Company presently conducts its business operations are set forth in Schedule 1, and, except as set forth in Schedule 1, the Company has not, at any time in the past: (i) been known as or used any other corporate, trade or fictitious name; (ii) changed its name; (iii) been the surviving or resulting corporation in a merger or consolidation; or (iv) acquired through asset purchase or otherwise any business of any Person.

(d)    Collateral. The Company has rights in or the power to transfer the Collateral, and the Company is the sole and complete owner of the Collateral (or, in the case of after-acquired Collateral, at the time the Company acquires rights in such Collateral, will be the sole and complete owner thereof), free from any Lien other than Liens permitted by the Secured Transaction Documents. No Collateral constitutes (i) Term Loan Collateral, or identifiable proceeds thereof, (ii) Excluded Assets, or (iii) Excluded Accounts.

(e)    Enforceability; Priority of Security Interest. (i) This Agreement creates a security interest which is enforceable against the Collateral in which the Company now has rights and will create a security interest which is enforceable against the Collateral in which the Company hereafter acquires rights at the time the Company acquires any such rights; and (ii) subject to the filing of any financing statements or other filings necessary to perfect a security interest in the Collateral, including without limitation those in connection with the assignment under Section 1(f) hereof, the Collateral Agent or the Sub-Collateral Agent, as the case may be, has a perfected and first priority security interest in the Collateral, in which the Company now has rights, and will have a perfected and first priority security interest in the Collateral in which the Company hereafter acquires rights at the time the Company acquires any such rights, in each case, subject to Liens permitted by the Secured Transaction Documents and securing the payment and performance of the Secured Obligations.

(f)    Other Financing Statements. Other than (i) financing statements disclosed to the Secured Parties in writing as of the date hereof and (ii) financing statements in favor of the Collateral Agent, no effective financing statement naming the Company as debtor, assignor, grantor, mortgagor, pledgor or the like and covering all or any part of the Collateral is on file in any filing or recording office in any jurisdiction.

(g)    Rights to Payment.

(i)    The Rights to Payment represent valid, binding and enforceable obligations of the account debtors or other Persons obligated thereon, representing, bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto;

(ii)    the Company has not assigned any of its rights under the Rights to Payment except as provided in this Agreement or as set forth in the Secured Transaction Documents; and

(iii)    all Rights to Payment comply in all material respects with Applicable Law concerning form, content and manner of preparation and execution.

(h)    Inventory. No Inventory is stored with any bailee, warehouseman or similar Person or on any premises leased to the Company, nor has any Inventory been consigned to the Company or consigned by the Company to any Person or is held by the Company for any Person under any “bill and hold” or other arrangement, except as set forth in Schedule 1.

(i)    Deposit Accounts and Collection Accounts. The names and addresses of all financial institutions at which the Company maintains its Deposit Accounts and Collection Accounts, and the account numbers and account names of such Deposit Accounts and Collection Accounts, are set forth in Schedule 1.

(j)    Instrument Collateral. (i) The Company has not previously assigned any interest in any Instruments (other than such interests as will be assigned or released on or before the date hereof), (ii) no Person other than the Company owns an interest in the Instruments (whether as joint holders, participants or otherwise), and (iii) no material default exists under or in respect of the Instruments of the Company.

(k)    Investment Property; Instruments, Documents and Chattel Paper. All securities accounts of the Company and Investment Property of the Company are set forth in Schedule 1, and all Instruments, Documents (other than Documents of Title) and Chattel Paper held by the Company are also set forth in Schedule 1.

(l)    Control Agreements. No Control Agreements exist with respect to any Collateral other than any Control Agreements in favor of any Secured Party.

(m)    Letter-of-Credit Rights. The Company does not have any Letter-of-Credit Rights except as set forth in Schedule 1.

(n)    Commercial Tort Claims. The Company does not have any Commercial Tort Claims except as set forth in Schedule 1.

(o)    Real Property Leases. Except as set forth on Schedule 1, the Company is not and will not become a lessee under any real property lease or other agreement governing the location of Collateral at the premises of another Person pursuant to which the lessor or such other Person may obtain any rights in any of the Collateral, and no such lease or other such agreement now prohibits, restrains, impairs or will prohibit, restrain or impair the Company’s or any Secured Party’s right to remove any Collateral from the premises at which such Collateral is situated, except for the usual and customary restrictions contained in such leases of real property.

(p)    Insurance. The Collateral Agent is named as loss payee or additional insured, as appropriate, on each insurance policy identified on Schedule 1 to the extent required pursuant to the Secured Transaction Documents.

SECTION 5    Covenants. So long as any of the Secured Obligations (other than contingent indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time) remain unsatisfied, the Company agrees that:

(a)    General Covenants.

(i)    Defense of Collateral. The Company will appear in and defend any action, suit or proceeding which may affect to a material extent its title to, or right or interest in, or the Collateral Agent’s or any other Secured Party’s right or interest in, the Collateral.

(ii)    Preservation of Collateral. The Company will do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral.

(iii)    Compliance with Laws, Etc. The Company will comply in all material respects with all Applicable Laws, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the Collateral.

(iv)    Location of Books and Chief Executive Office. The Company will: (A) keep all Books pertaining to the Rights to Payment at the locations set forth in Schedule 1; and (B) give at least 30 days’ prior written notice to the Collateral Agent, the S&O Agent and the LC Facility Agent with respect to their respective Priority Collateral of (1) any changes in any such location where Books pertaining to the Rights to Payment are kept, including any change of name or address of any service bureau, computer or data processing company or other Person preparing or maintaining any Books or collecting Rights to Payment for the Company or (2) any changes in the location of the Company’s chief executive office or principal place of business.

(v)    Location of Collateral. The Company will: (A) keep all of the LC Priority Collateral in compliance with the terms of the LC Credit Documents; and (B) keep the S&O Priority Collateral at the locations set forth in Schedule 1, or, in each case, at such other locations as may be disclosed in writing to the Collateral Agent (and the S&O Agent and the LC Facility Agent with respect to their respective Priority Collateral) and will not remove any such Collateral from such locations (other than in connection with sales of Inventory in the ordinary course of the Company’s business, other dispositions permitted by the Secured Transaction Documents and movements of Collateral from one disclosed location to another disclosed location within the United States), except upon at least 30 days’ prior written notice of any removal to the Collateral Agent (and the S&O Agent and the LC Facility Agent with respect to their respective Priority Collateral); and (C) give the Collateral Agent as well as the S&O Agent and the LC Facility Agent with respect to their respective Priority Collateral at least 30 days’ prior written notice of any change in the locations set forth in Schedule 1.

(vi)    Change in Name, Identity or Structure. The Company will give at least 30 days’ prior written notice to the Collateral Agent, the S&O Agent and the LC Facility Agent of (A) any change in its name, (B) any change in its jurisdiction of organization, (C) any change in its registration as an organization (or any new such registration); and (D) any changes in its identity or structure in any manner which might make any financing statement filed hereunder incorrect or seriously misleading; provided that the Company shall not change its jurisdiction of organization to a jurisdiction outside of the United States.

(vii)    Maintenance of Records. The Company will keep separate, accurate and complete Books with respect to the Collateral, disclosing the Collateral Agent’s security interest (for the benefit of the Secured Parties) hereunder.

(viii)    Leased Premises; Collateral Held by Warehouseman, Bailee, Etc. The Company will use commercially reasonable efforts to obtain from (A) each Person from whom the Company leases any premises, and (B) from each other Person at whose premises any Collateral is at any time present (including any bailee, warehouseman or similar Person), in each case with respect to clauses (A) and (B), where Collateral with an aggregate value in excess of $1,000,000 is present, within 45 days of (1) the date hereof, or (2) if later, the date the Company enters into a lease of or a contract to hold Collateral at any premises, any such collateral access, subordination, landlord waiver, bailment, consent and estoppel agreements, as the S&O Agent may reasonably require, in form and substance satisfactory to the S&O Agent, the Collateral Agent and the LC Facility Agent; provided that, with respect to any such Person that is an Affiliate of the Company, the Company will cause such Person to deliver to the Collateral Agent, the S&O Agent and the LC Facility Agent a “bailee’s letter” in substantially the form attached as Exhibit A hereto no later than 45 days after (1) the date hereof, or (2), if later, the date such lease or contract is entered into. In the event that any such Person becomes an Affiliate of the Company after the date hereof, the Company will cause such Person to deliver such bailee’s letter no later than 45 days after the date such Person becomes an Affiliate of the Company.

(ix)    Rights to Payment. The Company will:

(A)    with such frequency as the Collateral Agent, the LC Facility Agent or the S&O Agent may reasonably require but no more than once per fiscal quarter, or as may be otherwise required under the Secured Transaction Documents, furnish to the Collateral Agent, the LC Facility Agent or the S&O Agent full and complete reports, in form and substance satisfactory to the Collateral Agent, the LC Facility Agent and the S&O Agent, with respect to the Accounts comprising such Agent’s Priority Collateral.

(B)    subject to the terms of the S&O Agreement, if any Accounts constituting S&O Priority Collateral arise from contracts with any U.S. Governmental Authority, promptly notify the Collateral Agent and the S&O Agent thereof and execute any documents and instruments and take any other steps reasonably requested by the Collateral Agent or the S&O Agent in order that all monies due and to become due thereunder shall be assigned as collateral security to the Collateral Agent for the benefit of the S&O Agent and notice thereof be given to the Federal authorities sufficient for such security interest to be recognized under the Federal Assignment of Claims Act;

(C)    (1) upon the reasonable request of the Collateral Agent or the S&O Agent at any time, notify all or any designated portion of the account debtors and other obligors on the Rights to Payment constituting S&O Priority Collateral of the security interest hereunder, and (2) upon the occurrence and during the continuance of an Event of Default under the S&O Agreement or the other S&O Transaction Documents and upon the request of the Collateral Agent or the S&O Agent, notify the account debtors and other obligors on the Rights to Payment constituting S&O Priority Collateral or any designated portion thereof that payment shall be made directly to the S&O Agent, in its capacity as Sub-Collateral Agent, or to such other Person or location as the S&O Agent shall specify;

(D)    take any and all actions, including actions requested by the Collateral Agent or the S&O Agent, to ensure that all Accounts of the Company constituting S&O Priority Collateral or the identifiable proceeds thereof will be paid to a bank deposit account at a bank acceptable to the S&O Agent and with which the Collateral Agent or the S&O Agent, as Sub-Collateral Agent, has entered into a Control Agreement (the “Specified Account”) and pursuant to which the Collateral Agent has a perfected security interest therein for the benefit of the S&O Agent and, if any Person obligated on an Account constituting S&O Priority Collateral pays directly to the Company, the Company shall promptly remit such sums to the Specified Account. Until deposited in the Specified Account, any such amounts to be remitted shall be held in trust for the benefit of the Collateral Agent or the S&O Agent and shall be segregated from other funds of the Company. Upon the occurrence of an Event of Default under the S&O Agreement or the other S&O Transaction Documents, the Collateral Agent or the S&O Agent shall have the right to notify the customers or obligors under any Accounts constituting S&O Priority Collateral of the assignment of such Accounts to the Collateral Agent or the S&O Agent and to direct such customers or obligors to make payment of all amounts due or to become due directly to the S&O Agent or to such other account designated by the S&O Agent;

(E)    take any and all actions, including actions requested by the Collateral Agent or the LC Facility Agent to ensure that all funds constituting LC Priority Collateral that are required to be deposited into the Collection Accounts will be so deposited in accordance with the provisions of the LC Facility Agreement and the other LC Credit Documents. Until deposited in the LC Facility Collection Account, any such amounts to be remitted shall be held in trust for the benefit of the Collateral Agent and the LC Secured Parties and shall be segregated from other funds of the Company; and

(F)    without limiting the Company’s obligations under (D) or (E), upon the occurrence and during the continuance of any Event of Default and the exercise of remedies by any Secured Party thereunder, establish such lockbox or similar arrangements for the payment of the Accounts and other Rights to Payment as the LC Facility Agent or the S&O Agent shall require with regard to their respective Priority Collateral.

As used in this Section 5(a)(ix), the term “Accounts” shall exclude any Accounts constituting identifiable proceeds of the Term Loan Collateral.

(x)    Instruments, Investment Property, Etc. Except as otherwise expressly required by the terms of the LC Credit Documents, upon the request of the applicable Sub-Collateral Agent, the Company will (A) promptly deliver to the applicable Sub-Collateral Agent, or an agent designated by it, appropriately endorsed or accompanied by appropriate instruments of transfer or assignment, all Instruments, Documents, Chattel Paper and certificated securities with respect to any Investment Property, all letters of credit, and all other Rights to Payment, in each case, constituting Collateral and at any time evidenced by promissory notes, bills of lading, trade acceptances or other instruments, (B) cause any securities intermediaries to show on their books that the applicable Sub-Collateral Agent is the entitlement holder with respect to any Investment Property constituting Collateral, and/or obtain Control Agreements in favor of the applicable Sub-Collateral Agent from such securities intermediaries, in form and substance satisfactory to the Collateral Agent and such Sub-Collateral Agent, with respect to any Investment Property, and (C) provide such notice, obtain such acknowledgments and take all such other action, with respect to any Chattel Paper, Documents and Letter-of-Credit Rights as the applicable Sub-Collateral Agent shall reasonably specify.

(xi)    Deposit Accounts and Securities Accounts. The Company will give the Collateral Agent and the S&O Agent prompt notice of the establishment of any new Deposit Account and of any new securities account (other than an Excluded Account) established by the Company with respect to any Investment Property constituting S&O Priority Collateral.

(xii)    Inventory. The Company will not store any Inventory constituting LC Priority Collateral with a bailee, warehouseman or similar Person or on premises leased to the Company.The Company will not store any Inventory constituting S&O Priority Collateral other than in Included Locations (solely to the extent contemplated and permitted under the S&O Agreement) and those locations identified in Schedule 1, and will not dispose of any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or similar basis, and will not acquire any Inventory from any Person on any such basis, without in each case giving the Collateral Agent, the S&O Agent and the LC Facility Agent prior written notice thereof.

(xiii)    Modification of Terms, etc. The Company shall not rescind or cancel any indebtedness evidenced by any Account, or modify any term thereof or make any adjustment with respect thereto, or extend or renew the same, or compromise or settle any dispute, claim, suit or legal proceeding relating thereto, or, except as permitted by the Secured Transaction Documents, sell any Account or interest therein, without the prior written consent of the S&O Agent, and with respect solely to the J. Aron Payment Obligations, the prior written consent solely of the LC Facility Agent. The Company will duly fulfill all obligations on its part to be fulfilled under, or in connection with, the Accounts and will do nothing to impair the rights of the Collateral Agent or, as applicable, the S&O Agent or the LC Facility Agent, in the Accounts or in any other Collateral.

(xiv)    Notices, Reports and Information. The Company will promptly (A) notify the Collateral Agent, the LC Facility Agent and the S&O Agent of any other modifications of or additions necessary to the information contained in Schedule 1 (including any acquisition or holding of an interest in any Chattel Paper, Commercial Tort Claims and Letter-of-Credit Rights), and, in each case, solely to the extent contemplated and permitted under the Secured Transaction Documents); (B) notify the Collateral Agent, the LC Facility Agent and the S&O Agent of any material claim made or asserted against the Collateral by any Person and of any change in the composition of such Agent’s Priority Collateral or other event which could materially adversely affect the value of such Agent’s Priority Collateral or the Collateral Agent’s Lien thereon; (C) furnish to the Collateral Agent, the LC Facility Agent and the S&O Agent listings, descriptions and schedules with respect to Inventory comprising their respective Priority Collateral, and such other reports and other information in connection with the Collateral, as the Collateral Agent or the applicable Agent may reasonably request with respect to its Priority Collateral, all in reasonable detail; and (D) upon the reasonable request of the Collateral Agent, the LC Facility Agent or the S&O Agent make such demands and requests for information and reports in respect of the Company as each such Agent is entitled to make in respect of each Agent’s respective Priority Collateral.

(xv)    Further Actions. The Company will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent, the S&O Agent and/or the LC Facility Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral covered by the security interest hereby granted, as the Collateral Agent, the S&O Agent or the LC Facility Agent, as applicable with respect to their Priority Collateral, may reasonably require or reasonably deems appropriate or advisable to perfect, preserve or protect the security interest of the Collateral Agent in the Collateral.

(xvi)    Insurance.

(A)     The Company shall carry and maintain in full force and effect, at the expense of the Company, all insurance coverages with financially sound and reputable insurance companies and comply with all agreements in respect thereof as required by the Secured Transaction Documents.

(B)    If the Company shall fail to maintain the insurance required in paragraph (A) above, each of the S&O Agent and the LC Facility Agent shall have the right (but shall be under no obligation) to procure such insurance with respect to their respective Priority Collateral and the Company shall be obligated to reimburse such Agent for all reasonable costs and expenses of procuring such insurance.

(C)    The Company shall take all actions, including actions requested by the Collateral Agent, the LC Facility Agent or the S&O Agent, to ensure that all insurance proceeds payable to the Company with respect to the Collateral will be paid to a Deposit Account maintained at a bank acceptable to the Collateral Agent, the LC Facility Agent with respect to LC Priority Collateral and the S&O Agent with respect to S&O Priority Collateral, and with which the Collateral Agent or applicable Sub-Collateral Agent has entered into a Control Agreement (the “Insurance Proceeds Account”) and pursuant to which the Collateral Agent has a perfected security interest therein and, if any insurance proceeds with respect to the Collateral are paid directly to the Company, the Company shall promptly remit such sums to the Insurance Proceeds Account. Until deposited in the Insurance Proceeds Account, any such amounts to be remitted shall be held in trust for the benefit of the Collateral Agent and shall be segregated from other funds of the Company.

SECTION 6    Rights to Payment and Pledged Collateral.

(a)    Collection of Rights to Payment. Until any Agent exercises its rights hereunder to collect Rights to Payment, the Company shall endeavor in the first instance diligently and in the ordinary course of its business to collect all amounts due or to become due on or with respect to the Rights to Payment. At the request of any Agent, upon the occurrence and during the continuance of any Event of Default, all remittances received by the Company with respect to the Collateral shall be held in trust for the Secured Parties and, in accordance with any Sub-Collateral Agent’s instructions, remitted to such Sub-Collateral Agent or deposited to an account with such Sub-Collateral Agent in the form received (with any necessary endorsements or instruments of assignment or transfer) and shall be distributed by such Sub-Collateral Agent in accordance with the applicable provisions of the Collateral Agency Agreement.

(b)    Pledged Collateral. Subject to the provisions of the S&O Agreement, the LC Facility Agreement and the Collateral Agency Agreement, which shall control in all events, unless and until an Event of Default shall have occurred and be continuing, the Company shall be entitled to receive and retain for its own account any cash dividend on or other cash distribution or payment, if any, in respect of the Pledged Collateral; provided, however, that, the Company shall not be entitled to receive (i) cash paid, payable or otherwise distributed in redemption of, or in exchange for or in substitution of, any Pledged Collateral held by the Company, or (ii) dividends and other distributions paid or payable in cash in respect of any such Pledged Collateral in connection with a partial or total liquidation or dissolution of any Person whose ownership interests constitute Pledged Collateral or in connection with a reduction of capital, capital surplus or paid-in-surplus or any other type of recapitalization involving any such Person. At the request of the S&O Agent or the LC Facility Agent, upon the occurrence and during the continuance of any Event of Default, each Sub-Collateral Agent shall be entitled to receive all distributions and payments of any nature with respect to any Pledged Collateral constituting its Priority Collateral, and all such distributions or payments held by the Company shall be held in trust for Collateral Agent for the benefit of the Secured Parties and, in accordance with the Collateral Agent’s instructions, remitted to the Collateral Agent or deposited to an account with the Collateral Agent in the form received (with any necessary endorsements or instruments of assignment or transfer) for further distribution in accordance with the terms of the Collateral Agency Agreement. Following the occurrence and during the continuance of an Event of Default, any such distributions and payments with respect to any Pledged Collateral held in any securities account shall be held and retained in such securities account, in each case as part of the Collateral hereunder. Additionally, each Sub-Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, following prior written notice to the Company, to exercise voting rights and to exercise rights to give consents, ratifications and waivers with respect to any Pledged Collateral constituting its Priority Collateral, and to exercise all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining thereto, as if such Sub-Collateral Agent were the absolute owner thereof; provided that each Sub-Collateral Agent shall have no duty to exercise any of the foregoing rights afforded to it and shall not be responsible to the Company or any other Person for any failure to do so or delay in doing so.

(c)    Certain Other Administrative Matters. Subject to the terms of the Collateral Agency Agreement, which shall be controlling in all events, upon the occurrence and during the continuance of any Event of Default, any Agent may cause any of the Pledged Collateral that constitutes its Priority Collateral to be transferred into its name or into the name of its nominee or nominees (subject to the rights of the Company specified in this Section 6). Subject to the terms of the Collateral Agency Agreement, which shall be controlling in all events, if available and if otherwise required by this Agreement, each Agent shall have the right to exchange uncertificated Pledged Collateral constituting its Priority Collateral for certificated Pledged Collateral, and to exchange certificated Pledged Collateral for certificates of larger or smaller denominations, for any purpose consistent with this Agreement.

SECTION 7    Authorization; Agents Appointed Attorney-in-Fact. Subject to the terms of the Collateral Agency Agreement, which shall be controlling in all events, each Agent shall have the right to, in the name of the Company, or in the name of such Agent or otherwise, without notice to or assent by the Company, and the Company hereby constitutes and appoints each Agent (and any of such Agent’s officers, employees or agents designated by such Agent) as the Company’s true and lawful attorney-in-fact, with full power and authority to:

(a)    file any of the financing statements which must be filed to perfect or continue perfected, maintain the priority of or provide notice of the Collateral Agent’s security interest in the Collateral;

(b)    take possession of and endorse any notes, acceptances, checks, drafts, money orders or other forms of payment or security and collect any Proceeds of its Priority Collateral;

(c)    sign and endorse any invoice or bill of lading relating to any of its Priority Collateral, warehouse or storage receipts, drafts against customers or other obligors, assignments, notices of assignment, verifications and notices to customers or other obligors;

(d)    notify the U.S. Postal Service or other postal authorities to change the address for delivery of mail addressed to the Company to such address as such Agent may designate and, without limiting the generality of the foregoing, establish with any Person lockbox or similar arrangements for the payment of the Rights to Payment with respect to its Priority Collateral;

(e)    receive, open and dispose of all mail addressed to the Company;

(f)    send requests for verification of Rights to Payment with respect to its Priority Collateral to the customers or other obligors of the Company;

(g)    contact, or direct the Company to contact, all account debtors and other obligors on the Rights to Payment with respect to its Priority Collateral and instruct such account debtors and other obligors to make all payments directly to such Agent;

(h)    assert, adjust, sue for, compromise or release any claims under any policies of insurance related to its Priority Collateral;

(i)    exercise dominion and control over, and refuse to permit further withdrawals from, Deposit Accounts constituting its Priority Collateral and maintained with such Agent, any Secured Party or any other bank, financial institution or other Person;

(j)    notify each Person maintaining lockbox or similar arrangements for the payment of the Rights to Payment with respect to its Priority Collateral to remit all amounts representing collections on such Rights to Payment directly to such Agent;

(k)    ask, demand, collect, receive and give acquittances and receipts for any and all Rights to Payment with respect to its Priority Collateral, enforce payment or any other rights in respect of such Rights to Payment and other Priority Collateral, grant consents, agree to any amendments, modifications or waivers of the agreements and documents governing such Rights to Payment and other Collateral, and otherwise file any claims, take any action or institute, defend, settle or adjust any actions, suits or proceedings with respect to its Priority Collateral, as such Agent may request to maintain, preserve and protect such Priority Collateral, to collect such Priority Collateral or to enforce the rights of such Agent with respect to its Priority Collateral;

(l)    execute any and all endorsements, assignments or other documents and instruments necessary to sell, lease, assign, convey or otherwise transfer title in or dispose of its Priority Collateral;

(m)    execute and deliver to any securities intermediary or other Person any entitlement order or other notice, document or instrument which the Collateral Agent or any Sub-Collateral Agent may request to maintain, protect, realize upon and preserve the Deposit Accounts and Investment Property constituting such Agent’s Priority Collateral and the Collateral Agent’s security interest therein; and

(n)    execute any and all such other documents and instruments, and do any and all acts and things for and on behalf of the Company, which the Collateral Agent or any Sub-Collateral Agent may request to maintain, protect, realize upon and preserve the Collateral and the Collateral Agent’s security interest therein and to accomplish the purposes of this Agreement.

Each Agent agrees that, except upon the occurrence and during the continuance of an Event of Default, it shall not exercise the power of attorney, or any rights granted to such Agent, pursuant to clauses (b) through (m). The foregoing power of attorney is coupled with an interest and irrevocable so long as the Secured Obligations have not been paid and performed in full. The Company hereby ratifies, to the extent permitted by law, all that such Agent shall lawfully and in good faith do or cause to be done by virtue of and in compliance with this Section 7.

SECTION 8    Agent Performance of Company Obligations. Each Agent may perform or pay any obligation with respect to its Priority Collateral which the Company has agreed to perform or pay under or in connection with this Agreement, and the Company shall reimburse such Agent on demand for any amounts (including reasonable and documented fees and expenses) paid by such Agent pursuant to this Section 8.

SECTION 9    Agent’s Duties. Notwithstanding any provision contained in this Agreement, no Agent shall have a duty to exercise any of the rights, privileges or powers afforded to it and shall not be responsible to the Company or any other Person for any failure to do so or delay in doing so. Beyond the exercise of reasonable care to assure the safe custody of Collateral in any Agent’s possession and the accounting for moneys actually received by any Agent hereunder, no Agent shall have any duty or liability to exercise or preserve any rights, privileges or powers pertaining to the Collateral.

SECTION 10    Remedies.

(a)    Remedies. Subject in all respects to the terms and conditions set forth in the Collateral Agency Agreement, upon the occurrence and during the continuance of any Event of Default, the Secured Parties shall have, in addition to all other rights and remedies granted to it in this Agreement or any other Secured Transaction Document, all rights and remedies of a secured party under the UCC and other Applicable Law. Without limiting the generality of the foregoing, the Company agrees that, upon the occurrence and during the continuance of any Event of Default:

(i)    Any Agent may peaceably and without notice enter any premises of the Company, take possession of any item of its Priority Collateral, remove or dispose of all or part of its Priority Collateral on any premises of the Company or elsewhere, and otherwise collect, receive, appropriate and realize upon all or any part of its Priority Collateral, and demand, give receipt for, settle, renew, extend, exchange, compromise, adjust, or sue for all or any part of its Priority Collateral, as any Agent may determine.

(ii)    Any Agent may require the Company to assemble all or any part of its Priority Collateral and make it available to such Agent at any place and time designated by such Agent.

(iii)    Any Agent may secure the appointment of a receiver of its Priority Collateral or any part thereof (to the extent and in the manner provided by Applicable Law).

(iv)    Any Agent may withdraw (or cause to be withdrawn) any and all funds from any Deposit Accounts or securities accounts constituting its Priority Collateral.

(v)    Any Agent may sell, resell, lease, use, assign, transfer or otherwise dispose of any or all of its Priority Collateral in its then condition or following any commercially reasonable preparation or processing (utilizing in connection therewith any of the Company’s assets, without charge or liability to such Agent therefor) at public or private sale, by one or more contracts, in one or more parcels, at the same or different times, for cash or credit or for future delivery without assumption of any credit risk, all as such Agent deems advisable; provided, however, that the Company shall be credited with the net proceeds of sale only when such proceeds are finally collected by such Agent. Any Agent shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of its Priority Collateral so sold, free of any right or equity of redemption, which right or equity of redemption the Company hereby releases, to the extent permitted by law. Any Agent shall give the Company such notice of any public or private sale as may be required by the UCC or other Applicable Law. The Company recognizes that an Agent may be unable to make a public sale of any or all of the Pledged Collateral, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale.

(vi)    No Agent shall have any obligation to clean-up or otherwise prepare the Collateral for sale. No Agent has any obligation to attempt to satisfy the Secured Obligations by collecting them from any other Person liable for them and, subject to the provisions of the Collateral Agency Agreement, which shall control in all respects, any Agent may release, modify or waive any collateral provided by any other Person to secure any of the Secured Obligations, all without affecting such Agent’s or any Secured Party’s rights against the Company. The Company waives any right it may have to require any Agent to pursue any third Person for any of the Secured Obligations. Any Agent may comply with any applicable state or federal law requirements in connection with a disposition of its Priority Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of such Priority Collateral. Any Agent may sell its Priority Collateral without giving any warranties as to such Collateral. The Collateral Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If any Agent sells any of its Priority Collateral upon credit, the Company will be credited only with payments actually made by the purchaser, received by such Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, any Agent may resell the Collateral and the Company shall be credited with the proceeds of the sale.

(b)    Proceeds Account. To the extent that any of the Secured Obligations may be contingent, unmatured or unliquidated, and at such time as an Event of Default has occurred and is continuing, an Agent may, at its election, (i) retain the proceeds of any sale, collection, disposition or other realization upon its Priority Collateral (or any portion thereof) in a special purpose non-interest-bearing restricted deposit account (the “Proceeds Account”) created and maintained by such Agent for such purpose (which shall constitute a Deposit Account included within the Collateral hereunder) until such time as such Agent may elect to apply such proceeds to the Secured Obligations in accordance with the Collateral Agency Agreement, and the Company agrees that such retention of such proceeds by such Agent shall not be deemed strict foreclosure with respect thereto; (ii) in any manner elected by such Agent, estimate the liquidated amount of any such contingent, unmatured or unliquidated claims and apply the proceeds of its Priority Collateral against such amount; or (iii) otherwise proceed in any manner permitted by Applicable Law. The Company agrees that the Proceeds Account shall be a blocked account and that upon the irrevocable deposit of funds into the Proceeds Account, the Company shall not have any right of withdrawal with respect to such funds. Accordingly, the Company irrevocably waives until the termination of this Agreement in accordance with Section 24 the right to make any withdrawal from the Proceeds Account and the right to instruct the any Agent to honor drafts against the Proceeds Account.

(c)    Application of Proceeds. The cash proceeds actually received from the sale or other disposition or collection of the Collateral, and any other amounts received in respect of the Collateral the application of which is not otherwise provided for herein, shall be applied as provided in the Collateral Agency Agreement and the other Secured Transaction Documents, as applicable. Any surplus thereof which exists after payment and performance in full of the Secured Obligations shall be promptly paid over to the Company or otherwise disposed of in accordance with the UCC or other Applicable Law. Subject to the limitations of Applicable Law, the Company shall remain liable to the Agents for any deficiency which exists after any sale or other disposition or collection of Collateral.

SECTION 11    Certain Waivers. The Company waives, to the fullest extent permitted by law, (a) any right of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling of the Collateral or other collateral or security for the Secured Obligations; (b) any right to require any Agent (i) to proceed against any Person, (ii) to exhaust any other collateral or security for any of the Secured Obligations, (iii) to pursue any remedy in such Agent’s power, or (iv) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Collateral; and (c) all claims, damages, and demands against the Secured Parties arising out of the repossession, retention, sale or application of the proceeds of any sale of the Collateral, unless such damages, and claims and demands in respect thereof, are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from such Agent’s gross negligence or willful misconduct.

SECTION 12    Notices. Without limitation to the notice requirements under any Secured Transaction Document or the Collateral Agency Agreement, all notices or other communications hereunder shall be given in the manner and to the addresses specified on the signature pages hereto. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications sent by facsimile or by email shall be deemed to have been given when sent; provided that, if a notice or other communication is not given during normal business hours for the recipient, it shall be deemed to have been given at the opening of business on the next business day for the recipient; provided further that the Collateral Agent does not accept funds transfer instructions by email. Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties. Any notice or other communication delivered by the Company to the Collateral Agent shall also be delivered to the S&O Agent and the LC Facility Agent.

SECTION 13    No Waiver; Cumulative Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to any Secured Party.

SECTION 14    Costs and Expenses; Indemnification; Other Charges.

(a)    Costs and Expenses. The Company agrees to pay the costs and expenses as set forth in Section 21.5 of the S&O Agreement, Section 11.04 of the LC Facility Agreement and Section 4.06 of the Collateral Agency Agreement (including all title, appraisal (including the allocated cost of internal appraisal services), survey, audit, environmental inspection, consulting, search, recording, filing and similar costs, fees and expenses incurred or sustained by any Secured Party or any of its Affiliates in connection with this Agreement or the Collateral).

(b)    Indemnification. The Company hereby agrees to indemnify Aron and each related person as set forth in Section 21.2 of the S&O Agreement, each Indemnified Person (as defined in the LC Facility Agreement) as set forth in Section 11.05 of the LC Facility Agreement and each Indemnitee (as defined in the Collateral Agency Agreement) Section 4.06 of the Collateral Agency Agreement.

(c)    Payment. All amounts due under this Section shall be payable not later than five (5) Business Days after demand therefor.

(d)    Non-Exclusivity. The Company hereby acknowledges and agrees that the obligations and indemnities set forth in this Section 14 are in addition to, and not in replacement of, the obligations and indemnities provided by the Company under the Secured Transaction Documents.

(e)    Survival. The agreements in this Section 14 shall survive the termination of the Agreement and the repayment of all Secured Obligations.

SECTION 15    Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company, each Agent, each indemnified Person referred to in Section 14, and their respective successors and assigns and shall bind any Person who becomes bound as a debtor to this Agreement.

SECTION 16    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) OF THE STATE OF NEW YORK; PROVIDED THAT THE PARTIES HERETO SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

SECTION 17    Submission to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY SECURED TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. TO THE EXTENT PERMITTED BY LAW, THE PARTIES HERETO EACH HEREBY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT, ANY LC CREDIT DOCUMENT OR ANY S&O TRANSACTION DOCUMENT. THE PARTIES HERETO EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

SECTION 18    Waiver of Jury Trial; Waiver of Certain Damages. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT. THE COMPANY WAIVES TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

SECTION 19    Entire Agreement; Amendment. THE TERMS OF THIS AGREEMENT CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE MATTERS SET FORTH IN THIS AGREEMENT, AND NO REPRESENTATIONS OR WARRANTIES SHALL BE IMPLIED OR PROVISIONS ADDED IN THE ABSENCE OF A WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN THE PARTIES. THIS AGREEMENT SHALL NOT BE AMENDED EXCEPT BY THE WRITTEN AGREEMENT OF THE PARTIES HERETO.

SECTION 20    Severability. If any Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

SECTION 21    Counterparts. This Agreement may be executed by the parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

SECTION 22    Inconsistent Requirements. The Company acknowledges that this Agreement and the other Secured Transaction Documents may contain covenants and other terms and provisions variously stated regarding the same or similar matters, and agrees that all such covenants, terms and provisions are cumulative and all shall be performed and satisfied in accordance with their respective terms.

SECTION 23    Obligations Absolute. The obligations of the Company under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation: (i) any renewal, extension, amendment or modification of or addition or supplement to or deletion from, any of the Secured Transaction Documents or any other material instrument or agreement referred to therein, or any assignment or transfer of any thereof; (ii) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such instrument or agreement or this Agreement or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of this Agreement or any other Secured Transaction Document; (iii) any furnishing of any additional security to the Collateral Agent or any acceptance thereof or any sale, exchange, release, surrender or realization of or upon any security by the Collateral Agent or any Sub-Collateral Agent; (iv) any invalidity, irregularity or unenforceability of all or part of the Secured Obligations or of any security therefor; or (v) any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment and performance in full).

SECTION 24    Termination. Subject to and in accordance with the Collateral Agency Agreement, (i) upon Discharge in Full (as such term is defined in the Collateral Agency Agreement) of the Secured S&O Obligations, the security interests created by this Agreement with respect to the Collateral granted to the Collateral Agent for the benefit of the S&O Agent shall terminate and the Collateral Agent shall promptly execute and deliver to the Company such documents and instruments reasonably requested by the Company as shall be necessary to evidence the termination of such security interests given by the Company to the Collateral Agent for the benefit of the S&O Agent (provided that no such document or instrument shall contain any representations, warranties or covenants from the Collateral Agent); and (ii) upon Discharge in Full constituting Secured LC Obligations), the security interests created by this Agreement with respect to the Collateral granted to the Collateral Agent for the benefit of the LC Secured Parties shall terminate and the Collateral Agent shall promptly execute and deliver to the Company such documents and instruments reasonably requested by the Company as shall be necessary to evidence the termination of such security interests given by the Company to the Collateral Agent for the benefit of the LC Secured Parties (provided that no such document or instrument shall contain any representations, warranties or covenants from the Collateral Agent).

SECTION 25    Collateral Agency Agreement. The parties hereto acknowledge and agree that the Collateral Agent is entitled to all the rights, privileges, protections, benefits, indemnities and immunities set forth in the Collateral Agency Agreement, including, without limitation, those set forth in Article IV thereof, as if fully incorporated herein.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

COMPANY:

PAR HAWAII REFINING, LLC

By: /s/ Shawn Flores

Name: Shawn Flores

Title: Chief Financial Officer

Address for Notices:

825 Town & Country Lane, Suite 1500 Houston, Texas 77024

Signature Page to Third Amended and Restated Security Agreement

S&O AGENT:

J. ARON & COMPANY LLC

By: /s/ Simon Collier

Name: Simon Collier

Title: Authorized Signatory

Address for Notices:

J. Aron & Company LLC,
200 West Street
New York, New York 10282-2198,
Attention:
Email:

Signature Page to Third Amended and Restated Security Agreement

COLLATERAL AGENT:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By: /s/ Michael K. Herberger

Name: Michael K. Herberger

Title: Vice President

Address for Notices:

U.S. Bank Trust Company, National Association 13737 Noel Road 8th Floor Dallas, TX 75240 Attention: Par Hawaii Administrator Email: michael.herberger@usbank.com

Signature Page to Third Amended and Restated Security Agreement

LC FACILITY AGENT:

MUFG BANK, LTD.

By: /s/ Christopher Taylor

Name: Christopher Taylor

Title: Managing Director

Address for Notices:

MUFG Bank, Ltd.

1251 Avenue of the Americas

New York, NY 10020-1104

Re:  Par Hawaii Refining, LLC

Attention: Claire Myskiw and Rushi Patel

Telephone: (212) 782-5508

E-mail: cmyskiw@us.mufg.jp; rpatel@us.mufg.jp; CFCMG@us.mufg.jp

Signature Page to Third Amended and Restated Security Agreement